Press Release

Avnet to Acquire Magirus Enterprise Infrastructure Division

Becomes Europe’s leading value-added distributor for enterprise solutions

Phoenix, 18 July 2007 – Avnet, Inc. (NYSE: AVT) announced today that it has entered into a definitive agreement to acquire the European Enterprise Infrastructure Division of value-added distributor Magirus Group. With annual revenues of approximately $500 million, the acquired business will be integrated into the European operations of Avnet Technology Solutions (TS), the IT distribution group of Avnet, Inc. The agreement covers the distribution of servers, storage systems, software and services of IBM and Hewlett-Packard to resellers in seven European countries and Dubai. With this transaction, Magirus is exiting the IBM and HP enterprise business and will in the future concentrate on building other segments of its business.

Subject to customary regulatory approval, the transaction is expected to close in October 2007 and the business integration is expected to be complete by June 2008. This acquisition            brings Avnet approximately 140 talented employees responsible for marketing and sales in Austria, Denmark, Germany, Italy, Sweden, Switzerland, the United Kingdom and Dubai, along with 1300 established value-added reseller customers. The transaction is expected to meet the company’s stated return-on-capital-employed goal and should be accretive to Avnet’s earnings per share by roughly 8 cents in calendar 2008.

Roy Vallee, Avnet’s chairman and chief executive officer, commented, “With this acquisition, Avnet Technology Solutions will be the largest value-added distributor for enterprise solutions in Europe. This strategic investment in our Technology Solutions business in EMEA (Europe Middle East and Africa) is consistent with our stated desire to expand our successful TS business model globally.”

“This acquisition significantly expands our presence and product offerings with both IBM and HP in Europe,” said Dick Borsboom, president of Avnet Technology Solutions, EMEA. “Not only does this acquisition broaden our geographic coverage, it also enhances our market position by combining the strengths of both organizations. For example, whilst Magirus addresses the high-end server market with HP solutions in Germany, Avnet has until now focused on Intel-oriented server resellers, along with storage and monitors in that country. Combining the two organizations gives customers the benefit of being able to select the solution that best meets their needs and gives Avnet a much broader reseller base to grow with. In Austria, Switzerland, Denmark, Italy and Dubai, Avnet will be adding HP to its offerings and will now represent HP in seven European countries. There were already plans at Avnet to build the enterprise, solutions and services business in Scandinavia, and this acquisition creates a good platform for us to start doing so in Denmark and Sweden,” Borsboom added.

Manufacturers of enterprise infrastructure solutions will also benefit from the move by making it possible for them to work with fewer large distributors with the services and capital to accelerate growth on a pan-European basis. This will also make it easier and more efficient for them to do business through the channel. The acquisition builds on Avnet’s previous transactions in the region, including the acquisition of Belgian auto-ID distributor Printex in March last year; the acquisition of certain assets of the German storage wholesaler Zeta in June, and the acquisition of Sun specialist Access Distribution at the beginning of this calendar year.

“The most critical task after the transaction is closed is integrating the organization without any disruption to our customer and supplier partners,” said John Paget, president, Avnet Technology Solutions, Global. “We welcome the new employees who we know bring strong technical skills and talents, along with excellent customer and vendor relationships. Their added expertise will help us accelerate growth by offering increased value to the marketplace.”

Banc of America Securities LLC acted as a financial advisor and Allen & Overy LLP acted as legal counsel to Avnet in connection with this transaction.

Forward Looking Statements

This press release contains certain ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing post-closing integration activities, future financial and operating results of Avnet and may include words such as ‘will,’ ‘anticipate,’ ‘expect,’ believe,’ and ‘should,’ and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the current expectations.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2006, Avnet generated revenue of $14.25 billion. For more information, visit www.avnet.com. (AVT-IR)

About Avnet Technology Solutions
Avnet Technology Solutions is an operating group of Avnet, Inc. (NYSE:AVT) representing US$ 5.1 billion in annual revenue for calendar year 2006, with locations in more than 30 countries. As a global technology sales and marketing organisation, Avnet Technology Solutions has sales divisions focused on specific customer segments and a select line card strategy enabling an exceptional level of attention to the needs of its customers and suppliers.
For more information, please visit www.ats.avnet.com/europe

About Magirus
The Magirus Group is an international IT company, whose core businesses are IT infrastructure, technology, supply chain, marketing and financial services. With approx. €700 million in revenues and more than 600 employees, Magirus is one of the leading IT infrastructure and solutions provider in Europe. Its portfolio comprises high-end servers, storage systems and network products, as well as software for system, storage, network, Internet and security management in addition to middleware, groupware and applications, virtualization, information lifecycle management, databases, internet/intranet and e-business software. With a network of subsidiaries, joint ventures and offices, the company operates in Europe and the Middle East. Together with qualified system and software houses, Magirus supplies companies in all industries, such as financial service providers, telecommunications and automotive, as well as public sector clients. The strategic alliance with Agilysys Inc., Cleveland, Ohio, enables it to support companies planning to realize projects in the US market. For more information, go to http://www.magirus.com

For more information, please contact:

Avnet Technology Solutions, EMEA
Kirsten Klatt
European Communications Director
Tel.: +49 (0) 2153-733 328

Avnet, Inc.
Al Maag
Chief Communications Officer
(480) 643-7719

Investor Relations
Vincent Keenan
Vice President, Investor Relations
(480) 643-7053